Exhibit 99.2

ENERGY CONVERSION DEVICES, INC.

Form of Stock Option Agreement Under

the Energy Conversion Devices, Inc. 2006 Stock Incentive Plan

Participant:
Grant Date:	, 2007
Shares:	common stock, par value $.01 per share, of the Company
Exercise Price (per Share):

This Stock Option Agreement (this “Agreement”), dated as of the Grant Date, is entered into by and between Energy Conversion Devices, Inc., a Delaware corporation (the “Company”), and the Participant. Capitalized terms not defined herein have the meanings ascribed to such terms in the Energy Conversion Devices, Inc. 2006 Stock Incentive Plan of the Company, as amended from time to time (the “Plan”).

1.          Grant of Options. The Company hereby grants to the Participant a Nonstatutory Option (the "Option") to purchase all or any part of the Shares at the Exercise Price, pursuant to and subject to all of the terms and conditions of this Agreement and the Plan, the provisions of which are incorporated herein. A copy of the Plan is on file in the office of the Company. If there is any conflict between the provisions of this Agreement and the Plan, the Plan shall control.

2.          Exercisability of Options. The Option shall vest and shall be exercisable in four equal annual installments beginning on the first anniversary of the Grant Date, subject to the prior expiration or sooner termination of the Option, provided that the Option may not be exercised at any one time as to fewer than 100 Shares (or such number of Shares as to which the Option is then exercisable if such number of Shares is less than 100). The Option shall expire and shall not be exercisable on or after the tenth anniversary of the Grant Date.

3.	Method of Exercise of the Options.

(a)         That portion of the Option as to which the Participant is vested shall be exercisable in whole or in part (subject to Section 2 above), by delivery to the Company of a written notice stating the number of shares to be purchased pursuant to this Agreement and accompanied by payment for the full Option Price with respect thereto. Fractional share interests shall be disregarded except that they may be accumulated.

(b)         The Option Price shall be paid (i) in cash or by certified check or bank draft payable to the order of the Company or other instrument acceptable to the Committee, (ii) by the exchange of Mature Shares of the Company and which have an aggregate Fair Market Value (as determined on the date of exercise) equal to the aggregate exercise price, (iii) except as prohibited by applicable law, by providing instructions to the Company that upon receipt of the Option Price in cash, certified check or wire transfer of immediately available funds from a broker or dealer acting at the direction of the Participant, in payment for any Shares pursuant to the exercise of the Option, the Company shall issue such Shares directly to the designated broker or dealer, or (iv) by any combination of the foregoing.

3.	Termination of Service.

(a)         Termination of Employment by Reason of Death or Disability. Upon a termination of the Participant's employment with the Company or any Affiliate thereof, including if the Participant's employer ceases to be an Affiliate of the Company ("Termination of Employment"), by reason of death or disability (as determined by the Committee in its sole discretion), the Option shall become fully exercisable and may thereafter be exercised (in whole or in part) by the legal representative or legatee of the Participant, for a period of one (1) year (or such longer period as the Committee shall specify at any time) from the date of Termination of Employment, or until the expiration of the stated term of the Option, if earlier, at which time all rights of the Participant or the Participant's legal representative or legatee in such Option shall terminate.

(b)         Termination of Employment for Cause. If the Participant's Termination of Employment is for Cause (as defined below), the Option, even if it is immediately exercisable at the time of such termination, shall immediately terminate and be of no further force and effect; provided, however, that the Committee may, in its sole discretion, provide that the Option can be exercised for a period of up to thirty (30) days from the date of Termination of Employment or until the expiration of the stated term of the Option, if earlier. If the Participant is not subject to a written employment agreement (or such written agreement does not otherwise define "Cause") with the Company or any Affiliate thereof, "Cause" means the occurrence of one or more of the following: (i) the Participant is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company or any of its Affiliates, as determined by the Committee in good faith in its sole discretion, (ii) the Participant engages in a fraudulent act to the material damage or prejudice of the Company or any of its Affiliates or in conduct or activities materially damaging to the property, business or reputation of the Company or any of its Affiliates, all as determined by the Committee in good faith in its sole discretion, (iii) any material act or omission by the Participant involving malfeasance or negligence in the performance of the Participant's duties to the Company or any of its Affiliates to the material detriment of the Company or any of its Affiliates, as determined by the Committee in good faith in its sole discretion, which has not been corrected by the Participant within 30 days after written notice of any such act or omission, (iv) failure by the Participant to comply in any material respect with any written policies or directives of the Company or any of its Affiliates as determined by the Committee in good faith in its sole discretion, which has not been corrected by the Participant within 30 days after written notice of such failure, or (v) material breach by the Participant of any noncompetition agreement with the Company or any of its Affiliates, as determined by the Committee in good faith in its sole discretion. If the Participant is subject to a written employment agreement with the Company or any of its Affiliates, "Cause" has the meaning set forth in such employment agreement.

(c)         Other Termination of Employment. If the Participant's Termination of Employment is for any reason other than death, disability or for Cause, the Option may thereafter

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be exercised, to the extent it was exercisable on the date of Termination of Employment, for six (6) months (or such other period as the Committee shall specify at any time) from the date of Termination of Employment or until the expiration of the stated term of the Option, if earlier, at which time all of the Participant's rights in such Option shall terminate.

5.           Nontransferability of Options. The Option is nontransferable by the Participant other than by will or the laws of descent and distribution, and, during the lifetime of an Participant, the Option may be exercised only by the Participant or by the Participant's guardian or legal representative.

6.          Rights of Participant. The Participant or a transferee of the Option shall have no rights as a stockholder with respect to any Shares covered by the Option until the date of the issuance of a stock certificate to such individual for such Shares. The Option does not confer on the Participant any right to continue in the employ of the Company or any of its affiliates or interfere in any way with the right of the Company or any of its affiliates to determine the terms of the Participant’s employment.

7.           Payment of Transfer Taxes, Fees and Other Expenses. The Company shall pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of Shares acquired pursuant to exercise of the Option, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

8.           Other Restrictions. The obligation of the Company to sell or deliver Shares with respect to the Option shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee. The Company intends to have an effective registration statement on file with the Securities and Exchange Commission with respect to the shares of Common Stock subject to the Option. The Company intends to maintain this registration but has no obligation to do so. If the registration ceases to be effective, the Participant will not be able to transfer or sell shares issued pursuant to the Option unless exemptions from registration under applicable securities laws are available. Such exemptions from registration are very limited and might be unavailable. The Participant agrees that any resale by him or her of the shares of Common Stock issued pursuant to the Option will comply in all respects with the requirements of all applicable securities laws, rules, and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the respective rules and regulations promulgated thereunder) and any other law, rule, or regulation applicable thereto, as such laws, rules, and regulations may be amended from time to time. The Company will not be obligated to either issue the shares or permit the resale of any shares if such issuance or resale would violate any such requirements.

9.          Taxes and Withholdings. No later than the date of exercise of the Option, the Participant shall pay to the Company or make arrangements satisfactory to the Committee, including pursuant to Section 5.5 of the Plan, regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of the Option. The Company shall, to the extent permitted or required by law, have the right to deduct from any payment of

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any kind otherwise due to the Participant federal, state and local taxes of any kind required by law to be withheld upon the exercise of the Option.

ENERGY CONVERSION DEVICES, INC.

By:
Title:

PARTICIPANT

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